Page 78 of 81 Pages


                                   EXHIBIT T





January 23, 1997


Board of Directors
Geotek Communications, Inc.
20 Craig Road
Montvale, NJ  07645

        Re:    Regulation D Offering
               ---------------------

Ladies and Gentlemen:

          Reference is made to the Convertible Securities Subscription Agreement (the "Agreement") of even date and delivery herewith between the undersigned persons, (each an "Investor" and collectively, the "Investors"), and Geotek Communications, Inc. (the "Company"). Capitalized terms contained in this letter shall have the same meanings ascribed to them in the Agreement.

          In addition to the representations and covenants of the Investors contained in the Agreement, the Company has required all Investors to execute and deliver this letter pursuant to which the Investors further covenant and agree as follows:

          1. In the event that any Investor, individually or collectively with any other Investor, engages in any Block Trade Sales (as hereinafter defined), such Investor agrees to complete those Block Trade Sales at a price(s) which would be (x) on a neutral or uptick versus the price of the last market transaction in the Common Stock of the Company and (y) greater than the previous day's closing market price of the Common Stock of the Company. For purposes herein, Block Trade Sales shall mean any executed sale of more than 100,000 shares of the Common Stock of the Company.

          2. In the event an Investor (or any of such Investor's affiliates) engages in short sales transactions or other hedging activities during a day which such Investor utilizes to determine the Conversion Date Market Price (the "Pricing Period") which involve, among other things, sales of shares of the Common Stock of the Company, the Investor will place (or shall cause its affiliate to place) its sale orders for common stock in the course of such activities so as not to complete or effect any such sale on any trading day during the Pricing Period at a price which is lower than the lowest sale effected on such day by persons other than the Investor and its affiliates. In addition, in each computation of the Average Stock Price, each Investor agrees to calculate the Average Stock Price without including any trades for common stock that such Investor or any of its affiliates executed on the day utilized

                                                             Page 79 of 81 Pages

in determining the Conversion Date Market Price.

          3. Convertible Percentage. Unless the Company and holders of at least 66 2/3% of the Series P Preferred Stock of the Company (the "Preferred Stock") otherwise agree, each holder of Preferred Stock may convert, in the aggregate, not more than that percentage of Preferred Stock held by such holder set forth in the column below (the "Convertible Percentage") opposite the time period during which any Holder Conversion Date (as defined in the Certificate of Designation) occurs; provided, however, that in the event the Company effects a
                     --------   -------
Disposition Transaction (as defined in the Certificate of Designation), the Convertible Percentage shall become one hundred percent (100%) effective on the date such Disposition Transaction is consummated:

-------------------------------------------------------------------------------
            Holder Conversion Date
   (Number of Days after December 31, 1996)  Percentage of all Preferred Shares
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                   0 to 90                                        0%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                  91 to 180                                      20%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                  181 to 365                                     50%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                  366 to 540                                     80%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
              541 and thereafter                                 100%
-------------------------------------------------------------------------------

          4. Except as permitted in Section 13 of the Certificate of Designation for the Preferred Stock, during any Trading Restriction Period or any Stand-Off Period (each as defined in the Certificate of Designation for the Preferred Stock), each holder of Preferred Stock shall be prohibited from trading any Common Stock. Notwithstanding the foregoing, nothing herein shall prevent a holder of Preferred Stock from converting any shares of Preferred Stock or exercising any Warrants during a Trading Restriction Period or a Stand-Off Period.

          5. No Investor shall effect any transfer of any share of Preferred Stock unless, prior to and as a condition of such transfer, the proposed transferee executes and delivers to the Company a counterpart of this letter agreement agreeing to comply with and be bound by all of its terms; provided,
                                                                       --------
however,  that in the event that the proposed  transferee is not an affiliate of
-------
any of the Investors, such proposed transferee must execute and deliver to the Company a letter agreement in the form of that certain Letter Agreement, dated as of December 31, 1996, by and between the Company and the subscribers of the Company's Series O Convertible Preferred Stock (the "Series O Letter Agreement"), agreeing to comply and be bound by all of its terms with respect to

                                                             Page 80 of 81 Pages

the Preferred Stock. A copy of the Series O Letter Agreement is attached hereto as Exhibit A.

          6. For purposes of complying with any applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), each holder of Preferred Stock and the Company (as the case may be) agrees to provide promptly to the other, upon the other's written request, all reasonable requested information regarding itself and its affiliates which is necessary for the requesting party to file any notifications or other information with the United States Justice Department or Federal Trade Commission pursuant to the HSR Act. In the event a holder of Preferred Stock is required to file a premerger notification under the HSR Act with respect to the transactions contemplated by the Agreement, the holder of Preferred Stock and the Company shall promptly prepare and make all such required filings and shall request early termination of the waiting period with respect thereto.

          7. For so long as an Investor owns any Preferred Stock, on the last day of each quarterly calendar period beginning March 31, 1997, such Investor shall deliver to the Company a certificate signed by one of its duly authorized officers or agents stating that it has complied with all of the terms of this letter agreement, or if it has not so complied, the details of each such violation. An Investor's failure to deliver any such certificate under this
Section 7 shall not constitute a violation of this letter agreement for purposes of Section 8 unless such failure continues for a period of ten (10) business days after its receipt of notice from the Company of such failure.

          8. In the event an Investor violates any of the terms of this letter agreement, the Company shall be entitled, in addition to any other remedies available to it, to recover from such Investor an amount equal to the greater of
(i) all profits derived by such Investor in the transactions conducted by such Investor in violation of this letter agreement and (ii) $10,000 for each such violation. Such amount shall be payable in United States dollars, free of any tax or other deduction, and shall include interest from the date of the applicable violation of this Agreement to the date on which the award is paid, at a rate determined by the arbitrators referred to below.

          9. The Company hereby agrees to seek the approval of its shareholders at their annual meeting in 1997 of a vote approving the issuance of Common Stock in conjunction with (i) the exercise of conversion rights contained in the Certificate of Designation for the Preferred Stock and (ii) the exercise of Warrants, in each case to the extent that the exercise of those rights would result in the Company issuing a number of shares of Common Stock which exceeds twenty percent (20%) of the Company's Common Stock outstanding as of the date hereof.

                                                             Page 81 of 81 Pages

          10. Any claim, dispute or controversy arising out of or in connection with this Agreement shall be settled by binding arbitration conducted in New York, New York before three arbitrators, with each party appointing one arbitrator and those two arbitrators choosing the third arbitrator. If a party hereto fails to appoint an arbitrator within fifteen (15) days after receiving notice of the other party's selection of an arbitrator, the last two arbitrators shall be selected by the first arbitrator. Any arbitration hereunder shall be conducted in accordance with the rules observed by the American Arbitration Association. The parties hereto consent to the jurisdiction of the courts of the Supreme Court of New York and the United States District Court for the Southern District of New York for purposes of enforcement of any final award by the arbitrators.

                                   Very truly yours,

                                   Investor:


                                   By:
                                        ---------------------------------------
                                   Its:
                                        ---------------------------------------


Agreed and accepted on January 23, 1997

GEOTEK COMMUNICATIONS, INC.


By:
     ------------------------------------
Title:
     ------------------------------------